EXHIBIT 10.12


                                SECOND AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT



         THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made and entered into effective as of January 1, 2001 by and between HEALTHCARE BUSINESS RESOURCES, INC., a North Carolina corporation ("Employer" or "HBR"), a wholly owned subsidiary of PhyAmerica Physician Group, Inc., a Delaware corporation (the "Company") and EDWARD L. SUGGS, JR. ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Employer and Employee have previously entered into an employment agreement dated March 1, 1997, as amended by that certain First Amendment to Employment Agreement dated January 1, 2000 (collectively the "Agreement") under which Employee is currently employed by Employer; and

         WHEREAS, compensation under the Agreement is set for each calendar year during the term of the Agreement by agreement of Employer and Employee, and the Employer and Employee have agreed upon the compensation arrangements for calendar year 2001 and now desire to substitute the attached Exhibit A as Exhibit A to the Agreement effective as of January 1, 2001;

         NOW, THEREFORE, in consideration of the terms and conditions set forth in this Amendment, the parties hereby agree that the Agreement is hereby modified as follows:

1. Replacement of Exhibit A. Exhibit A, Compensation, attached to the Agreement is hereby replaced by the Exhibit A dated January 1, 2001 and attached to this Amendment.

2. This Amendment shall be an amendment and modification to the Agreement and shall become part of the Agreement and employment arrangement between Employee and Employer from and after the date of this Amendment. All capitalized terms not defined herein shall have the same meaning as set forth in the Agreement. Any conflict between terms of this Amendment and the Agreement will be resolved in favor of this Amendment. Except as amended herein, all terms of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.



HEALTHCARE BUSINESS
RESOURCES, INC.




By:_____________________________    _____________________________(SEAL)
Its:_____________________________               Edward L/ Suggs, Jr.

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                                    EXHIBIT A
                                    ---------


                                  Compensation
                                  ------------


                                 January 1, 2001

1. Base Salary. For services provided as an employee of Employer, Employee shall receive a base salary of $260,000 per annum (the "Base Salary") payable in accordance with Employer's current payroll practices. The Base Salary shall be subject to annual review and adjustment as of each January 1, with the next review and adjustment to be effective January 1, 2002.

2. Incentive Bonus. For calendar year 2001, Employee shall be entitled to an incentive or performance bonus (the "Incentive Bonus") of up to 40% of annual Base Salary, based on the following:

     (a.) Employee must be employed by Employer on the last day of the measuring period for the incentive performance bonus (the last day of the calendar quarter for quarterly incentives and the last day of the calendar year for annual incentives) unless Employee's employment has been terminated (i) by Employer without cause under Section 12(a),
          (ii) by death or disability of Employee under Section 12(d) where such death or disability occurs within the last 4 months of 2001 or (iii) by Employee because of a material breach by Employer.

     (b.) Employee's Incentive Bonus shall be based on the following criteria, subject to a cap of 40% of annual Base Salary as previously indicated:

          (i) 2.5% of Base Salary for each calendar quarter (up to a total of 10% of Base Salary per year) in which the net operating profit for HBR equals or exceeds budgeted net operating profit, as per the budgets approved by the Company's Board of Directors. The annual budgeted net operating profit for HBR is $5,781,810, and is $1,729,877 for the 1st quarter, $1,574,809 for the 2nd quarter, $1,297,172 for the 3rd quarter and $1,179,952 for the 4th quarter. Any quarter in which the incentive target is missed may be made up if the cumulative target for the year to date period is achieved.

          (ii) 2.5% of Base Salary for each calendar quarter (up to a total of 5% of Base Salary per year) if chart processing turnaround goals for PhyAmerica Physician Services, Inc. and subsidiaries ("PPS") are met or exceeded. In order to meet the goals, HBR must process PPS charts on a consistent basis (i.e., PPS monthly processed volume must equal at least 80% of expected volume). Variances of more than 20% that are the responsibility of PPS would be excluded from the calculation; however, those exclusions will require documentation of the reasons for the variance by HBR operations and client services. PPS volume processed at less than 100% of expected monthly volume must see increases in the processed volume over the ensuing 2 months so that annualized processed volume equals or exceeds 100% of expected volume. Any quarter in which the incentive target is missed may not be made up.

          (iii) up to 2.5% of Base Salary per quarter (up to a total of 10% of Base Salary per year) based on the increase in Outside Business Revenues ("OBR") related to clients other than PPS owned or managed accounts, and also excluding any revenues attributable to clinic locations or other accounts for clients owned or controlled 50% or more by Steven M. Scott, M.D., if any, over the comparable calendar quarter for the immediately preceding year. Any quarter in which the incentive target is missed may be made up if the cumulative target for the year to

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                date period is achieved. The incentive payments earned under this subsection will be calculated as follows:

                  Increase in OBR                      Incentive Payment
                  ---------------                      -----------------
                                                (as a percentage of Base Salary)

                  Less than 10%                               0%
                  10.0% to 14.9%                Prorated up to 2.4% per quarter
                  15% or more                               2.5%


          (iv) 2.5% of Base Salary for each calendar quarter (but limited to a maximum of 5% of Base Salary per year) in which the Company, on a consolidated basis, achieves or exceeds budgeted net operating results, after debt expense, including the program fees and related costs of the NCFE financing.

          (v) up to 10% of Base Salary as determined solely in the discretion of the Compensation Committee of the Board of Directors of the Company. In considering the amount of discretionary Incentive Bonus to award Employee, Employer's Board of Directors may consider such factors as:

                1. successful implementation of a chart tracking and reconciliation program;

                2.  QuadraMed implementation; and

                3.  implementation of an incentive program for HBR management.